UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2022

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 13, 2022 (the “Closing Date”), certain wholly owned subsidiaries (collectively, the “Borrowers”) of Farmland Partners Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of Farmland Partners Inc. (the “Company”), entered into a loan agreement (the “Credit Facility Agreement”) with Brighthouse Life Insurance Company, an affiliate of MetLife Investment Management, LLC (“MetLife”), which provides for a senior secured revolving line of credit of up to $75.0 million (the “Maximum Facility Amount” and collectively, the “Credit Facility”). The proceeds from the Credit Facility will be used to acquire additional properties, to repay existing debt and for general corporate purposes. The Credit Facility mature s on October 1, 2027 (the “Maturity Date”) and is secured by first and senior lien mortgages on certain of the Company’s properties.

Interest on the Credit Facility is payable in cash quarterly and accrues at an initial rate equal to the Three-Month Term Secured Overnight Financing Rate (“3-Month SOFR”) plus 2.10% per annum (the “Floating Rate Spread” and together with the 3-Month SOFR, the “Interest Rate”), but at no time shall the Interest Rate be less than 3.25% per annum. On October 1, 2025, MetLife may change the Floating Rate Spread to a rate determined by it, in its sole discretion.

Outstanding amounts under the Credit Facility may be prepaid by the Company without premium or penalty in whole or in part at any time. The Company is also required to pay a commitment fee of 20 basis points on the unfunded portion of the Credit Facility (the “Unused Commitment Fee”). If the average daily outstanding balance of the Credit Facility for any given quarter is greater than or equal to 50% of the Maximum Facility Amount, 50% of the Unused Commitment Fee due for such quarter shall be waived.

The Credit Facility Agreement includes certain customary events of default, including a cross-default provision related to other outstanding indebtedness of the Borrowers, the Company and the Operating Partnership, the occurrence of which, after any applicable cure period, would permit MetLife, among other things, to accelerate payment of all amounts outstanding under the Credit Facility and to exercise its remedies with respect to the pledged collateral, including foreclosure and sale of the Company’s properties that collateralize the Credit Facility.

In connection with the Credit Facility, on October 13, 2022, the Company and the Operating Partnership each entered into a separate guaranty (the “Guaranty Agreements”) whereby the Company and the Operating Partnership jointly and severally agreed to unconditionally guarantee all of the Borrowers’ obligations under the Credit Facility Agreement (collectively, the “Guaranties”).

The descriptions of the Credit Facility and the Guaranties do not purport to be complete and are qualified in their entirety by reference to the Credit Facility Agreement and the Guaranty Agreements, which are attached as Exhibits 10.1, 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan Agreement, dated as of October 13, 2022, by and between FPI Illinois I LLC, PH Farms LLC and Brighthouse Life Insurance Company.
10.2	Guaranty, dated as of October 13, 2022, by Farmland Partners Inc. in favor of Brighthouse Life Insurance Company.
10.3	Guaranty, dated as of October 13, 2022, by Farmland Partners Operating Partnership, L.P. in favor of Brighthouse Life Insurance Company.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: October 14, 2022	By:	/s/ Luca Fabbri
Luca Fabbri
President